Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement on Form S-3 of our reports dated March 4, 2014 relating to the financial statements and the effectiveness of internal control over financial reporting of Heron Therapeutics, Inc., included in its Annual Report on Form 10-K for the year ended December 31, 2013, filed with the Securities and Exchange Commission.

We also consent to the reference to our Firm under the caption “Experts” in the Prospectus which is a part of the Registration Statement.

/s/ OUM & CO. LLP

San Francisco, California

May 8, 2014